Exhibit (a)(5)(vi)

BERETTA HOLDING S.A. ANNOUNCES FINAL RESULTS OF CASH TENDER OFFER FOR SHARES OF STURM, RUGER & COMPANY, INC.

LUXEMBOURG – October 20, 2026 – Beretta Holding S.A. (“Beretta Holding”) announced today the final results of its cash tender offer to purchase up to 2,400,184 of the outstanding shares of common stock, par value $1.00 per share (the “Shares”), of Sturm, Ruger & Company, Inc. (NYSE: RGR) (“Ruger”) at a price of $44.80 per share (the “Tender Offer”), which expired at one minute following 11:59 p.m., New York City time, on Thursday, October 15, 2026.

Based on the final count by the depositary for the Tender Offer, a total of 6,094,325 Shares were validly tendered and not properly withdrawn.

 The Tender Offer was oversubscribed. As a result, Beretta Holding has accepted for purchase 2,400,184 Shares at the purchase price of $44.80 per Share on a pro rata basis. The proration factor for the Tender Offer was approximately 39.4%. After giving effect to the Tender Offer, Beretta Holding will beneficially own approximately 25.0% of Ruger’s outstanding Shares (based on the number of Shares outstanding as of September 17, 2026).

The depositary will promptly pay for the Shares accepted for purchase and will return all other Shares tendered and not purchased.

Saratoga Proxy Consulting LLC is the Information Agent for the Tender Offer, and any questions or requests for assistance with respect to the Tender Offer may be directed to Saratoga Proxy Consulting LLC.

Forward-Looking Statements

This press release may contain certain “forward-looking statements,” many of which are beyond our ability to control or predict. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Beretta Holding. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, those risks and uncertainties discussed in the Tender Offer documents filed by Beretta Holding and the Solicitation/Recommendation Statement filed by Ruger. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.